Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2020 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—February 22, 2021--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2020.

Highlights

Fourth Quarter 2020

•Grew net income attributable to ACC to $24.8 million or $0.18 per fully diluted share, versus $24.7 million or $0.18 per fully diluted share in the fourth quarter 2019.

•Reported FFOM of $81.8 million or $0.59 per fully diluted share, versus $99.4 million or $0.72 in the fourth quarter prior year.

•Same store net operating income (NOI) decreased by 13.7 percent over the fourth quarter prior year, as revenues decreased 9.0 percent and operating expenses decreased 2.1 percent. Same store revenues were impacted by approximately $6.1 million of rent relief, waived fees, increased uncollectible accounts primarily associated with previous academic year leases, and other COVID-19 related items. In addition, due to the decrease in occupancy of the same store portfolio for Academic Year 2020-2021, same store revenues for the quarter were approximately $18.6 million below those anticipated prior to the impacts of COVID-19.

•Executed a predevelopment agreement for the first phase of development under the previously announced University of California Berkeley Master Development engagement. The proposed 750-bed project is anticipated to be structured as an American Campus Equity (ACE®) transaction with delivery targeting Fall 2024, although the full scope, transaction structure, feasibility, fees and timing have not yet been finalized.

Full Year 2020

•Reported net income attributable to ACC of $72.8 million or $0.51 per fully diluted share, versus $85.0 million or $0.60 per fully diluted share for the full year 2019.

•Reported FFOM of $275.5 million or $1.98 per fully diluted share, compared to $336.2 million and $2.42 for the full year 2019.

•Same store NOI decreased by 11.3 percent over the year ended December 31, 2019, as revenues decreased 7.8 percent and operating expenses decreased 3.3 percent. Same store revenues were impacted by approximately $51.8 million of rent relief, waived fees, lost revenues from summer camps and conference business, increased uncollectible accounts primarily associated with previous academic year leases, and other COVID-19 related items. In addition, due to the decrease in occupancy of the same store portfolio for Academic Year 2020-2021, same store revenues in the academic year were approximately $27.2 million below those anticipated prior to the impacts of COVID-19.

•In response to COVID-19, the company successfully implemented eight principle objectives as guidelines to follow during the pandemic. These principle objectives focused the company’s response to the pandemic in terms of resident, university partner and employee interactions, business continuity and consideration of future growth opportunities.

•Delivered two owned ACE developments and three phases of the Disney College Program project on schedule and within budget.

•Remained dedicated to the Company’s ESG program as further outlined below in Corporate Responsibility.

•Recognized for the second consecutive year as an honoree of Texan by Nature 20 (TxN20), an official ranking of the top 20 companies in Texas for its leadership and commitment to conservation and sustainability.

•Earned Great Place to Work™ certification based on extensive ratings provided by employees in anonymous surveys.

“2020 was a tale of two periods operationally. The year began with financial results that exceeded expectations in each of the first three months of the year and preleasing was tracking significantly ahead of the prior year pace including rental rate growth above original expectations. Beginning in March, with the COVID-19 global pandemic affecting every aspect of our lives, we focused on ‘Doing the right thing’ and following the eight principle objectives we laid out at the beginning of the crisis,” said Bill Bayless, American Campus Communities CEO. “As we look forward into 2021, the business fundamentals of the student housing industry continue to show signs of improvement. Thus far, we have signed 3,600 leases for spring 2021 move-ins - roughly 50% more than last year’s 2,400. We are also hearing incrementally positive news in terms of university planned Fall 2021 in-person classes - as exemplified by the recent announcements of both the U-Cal and Cal State systems.”

Fourth Quarter Operating Results

Revenue for the 2020 fourth quarter totaled $233.0 million, a decrease of 8.9 percent from $255.8 million in the fourth quarter 2019, and operating income for the quarter totaled $51.1 million versus $55.7 million in the prior year fourth quarter. The decrease in revenue and operating income was primarily due to the impacts of COVID-19, including a decrease in owned properties’ occupancy from the Academic Year 2020-2021 lease-up, with owned property revenues for the quarter approximately $23.1 million below those initially anticipated prior to the impact of COVID-19. Additionally, COVID-19 related rent abatements, early lease terminations, increased uncollectible accounts and reduced fee income totaled approximately $6.4 million, partially offset by a decrease in owned properties operating expenses of $2.2 million. Net income for the 2020 fourth quarter totaled $24.8 million, or $0.18 per fully diluted share, compared with net income of $24.7 million, or $0.18 per fully diluted share, for the same quarter in 2019. FFO for the fourth quarter totaled $89.9 million, or $0.65 per fully diluted share, compared to $89.8 million, or $0.65 per fully diluted share for the same quarter in 2019. FFOM for the fourth quarter was $81.8 million, or $0.59 per fully diluted share, as compared to $99.4 million, or $0.72 per fully diluted share for the same quarter in 2019. A reconciliation of FFO and FFOM to net income is provided in Table 3.

Same store NOI was $115.7 million in the quarter, a decrease of 13.7 percent from $134.1 million in the 2019 fourth quarter. Same store property revenues decreased by 9.0 percent and same store property operating expenses decreased by 2.1 percent over the prior year quarter. NOI for the total owned portfolio decreased 13.6 percent to $124.4 million for the quarter from $143.9 million in the comparable period of 2019. A reconciliation of same store NOI to total NOI is provided in Table 4.

Corporate Governance Enhancements

Subsequent to year end, the company identified and recruited three independent directors with extensive real estate and capital allocation experience to the company’s Board with the appointment of Herman Bulls, Alison Hill and Craig Leupold. To take full advantage of the directors’ experience and expertise, the company formed an advisory Capital Allocation Committee to evaluate capital allocation strategy and priorities to further improve investment strategies, net asset value creation and the quality of earnings growth.

Academic Year 2021-2022 Preleasing Update
“As anticipated and consistent with our comments last quarter, industry-wide preleasing is progressing at a slower pace than last year at this time, partially due to an extended winter break that spanned from Thanksgiving to late January in many university markets. We expect an acceleration in velocity compared to the prior year as we proceed into the spring and summer months, the period when leasing activity slowed dramatically at the beginning of the pandemic last year,” said Jennifer Beese, American Campus Communities COO. “In our markets, asking rental rates remain in-line or slightly above prior year pricing, our leasing velocity is outpacing our peers in the majority of markets, and our overall preleasing velocity is tracking in-line with the broader industry, as reported by AxioMetrics for January. While it’s early, we are cautiously optimistic as college application data and university admissions commentary indicate a potential increase in demand for higher education this fall.”

Portfolio Update

Developments

In January, the company completed the $54.4 million third phase of the Disney College Program development within budget. Due to COVID-19 related restrictions, Walt Disney World® Resort continues to take a measured and phased approach to reopening and is reviewing the timing for resuming the Disney College Program and the related occupancy of the project. As previously announced, in support of the relationship, Walt Disney World® agreed that ground rent will not commence until occupancy occurs and is assisting ACC in marketing and leasing the project to a broader rental market until the internship program is resumed to a level at which participants can fully occupy the available beds. The company commenced leasing to the broader rental market in late 2020 and to-date has signed 88 leases. While this is a seasonally slow time for apartment leasing, it is anticipated that leasing will accelerate through the remainder of the year.

The company continues construction on the remaining phases of the project, which are expected to be completed as originally anticipated through 2023. The company expects the project to meet its original targeted stabilized development yield of 6.8 percent within 12 to 24 months after the originally anticipated date in 2023, which was projected prior to the impacts of COVID-19.

On-Campus Developments

As previously announced, the company was selected as the student housing master plan development partner for UC Berkeley as part of the university’s student housing initiative which is anticipated to provide in excess of 6,000 new beds on several project sites. During the quarter, the company executed a predevelopment agreement for a 750-bed first phase development, which is anticipated to be structured as an ACE development with delivery targeting Fall 2024, although the full scope, transaction structure, feasibility, fees and timing have not yet been finalized.
Capital Markets
As of December 31, 2020, the company exhibited a healthy balance sheet with ample liquidity including approximately $54.0 million in cash and $628.9 million available on its unsecured revolving credit facility. The company has approximately $111 million in planned development expenditures and only $75 million of debt maturities during 2021, after completing the refinance of a $24.0 million on-campus participating property mortgage subsequent to year-end, which extended the maturity to 2028.

At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
Corporate Responsibility
As outlined in the company’s 2019 ESG Update, it is our mission to consistently provide every resident and team member with an environment conducive to healthy living, personal growth, academic achievement and professional success.

Highlights of achievements in delivering on this mission include:

•Building more Leadership in Energy and Environmental Design (LEED)-certified projects across the country than any other student housing provider. In 2020:

◦The company’s on-campus development in Boston, LightView, was awarded the U.S. Green Building Council’s (USGBC) highest level of green building certification.

◦The company entered into an energy contract to source almost 7 million kWh of renewable energy. According to the Environmental Protection Agency (EPA) Greenhouse Gas Equivalencies Calculator, the same amount of electricity produced using conventional fuels such as coal, emits a national average of 5,205 tons of carbon dioxide.

•Making proximity to campus one of the company’s development and acquisition criteria, reducing emissions and noise - 93% of ACC-owned communities are located within a half mile from campus, allowing students to easily walk or bike to class.
•Making high-quality housing affordable to students without sacrificing location or quality.

•Focusing on student mental health by expanding the company’s long-term partnership with the Hi, How Are You Project and launching staff training on peer-to-peer support at more than 200 communities across the country.

In 2020, the company placed a focus on employee diversity, equity, and inclusion. To continue to support the company’s diverse team - roughly half of our team members are female and half are minorities - we formed a diversity and inclusion task force and became a signatory of the CEO Action for Diversity & Inclusion pledge. Additionally, three new directors were appointed to the board, enhancing board diversity, and Ms. Cydney Donnell will become Board Chairwoman effective as of the 2021 Annual Meeting.

To assist residents financially impacted by the global pandemic, the company provided $32.9 million of assistance through its Resident Hardship Program and university partnerships during 2020. The company also paid bonuses to on-site employees who provided ongoing essential services during the COVID-19 pandemic, and we collaborated with RB, the makers of Lysol, to set a new standard and formalized approach to cleanliness and disinfection at our student housing communities.

COVID-19 Update

The company continues to implement its COVID-19 response plan consistent with the eight principle objectives previously reported. The company continues to collaborate in good faith with its university partners, and at the request of one of these partners, agreed to refund a portion of students’ rent for on-campus leases with terms extending into 2021. During the fourth quarter, refunded rent totaled $1.5 million and the company anticipates an additional $1.1 million in early 2021, which compares to the $17.2 million in on-campus rent refunds provided during the first nine months of 2020. No other rental refunds related to the company’s on-campus ACE properties are being discussed at this time.

The company collected an average of 97.6 percent of rent during the fourth quarter, representing total delinquency of approximately $4.9 million. This compares to rent delinquency of $10.4 and $8.5 million reported during the second and third quarters, respectively. For the fourth quarter, of the total $4.9 million in delinquent rent noted above, the company granted approximately $900 thousand in rent relief under the Resident Hardship Program, representing a significant reduction from the $8.6 million and $4.7 million in relief granted under the program during the second and third quarters, respectively.

2021 Outlook
Due to remaining uncertainty regarding the ongoing COVID-19 global pandemic, the company is unable to predict with a reasonable degree of certainty the full magnitude of the pandemic and its effect on its results of operations for the year ended December 31, 2021; therefore, the company is only providing a financial outlook for the first quarter of 2021. The company believes that the financial results for the three months ending March 31, 2021 may be affected by, among other factors:
•national and regional economic trends and events;
•the level of lease terminations, rent refunds, and/or abatements granted to student and commercial tenants;
•economic hardship experienced by student and commercial tenants and its ultimate effect on rent collections and thus the provision for uncollectible accounts;
•canceled or delayed third-party development projects;
•reduced revenues at our third-party managed properties resulting in reduced third-party management fee income;
•the impact of any stimulus payments that may be received by the company, our tenants, and/or our University partners under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and any future similar governmental actions;
•any increase in, or reduction to, operating expenses as a result of COVID-19;
•the amount of leasing and related fees earned for the 2021-2022 academic year, which are affected by the timing and velocity of the company’s leasing process;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction for owned development projects;
•university enrollment, funding and policy trends;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

Based upon these factors, management anticipates that first quarter 2021 FFO will be in the range of $0.56 to $0.58 per fully diluted share and FFOM will be in the range of $0.54 to $0.56 per fully diluted share.

For additional details regarding the company’s outlook, please see pages S-18 and S-19 of the Supplemental Analyst Package 4Q 2020. All guidance is based on the current expectations and judgment of the company’s management team. A reconciliation of the range provided for projected net income to projected FFO and FFOM is included in Table 5.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and full year 2020 results and the 2021 outlook on Wednesday, February 17, 2021 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 2405075, or 412-317-6061 for international participants.

To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until March 3, 2021 by dialing 877-344-7529 or 412-317-0088 conference number 10150485. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2020, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 206 properties with approximately 141,100 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2021 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2020	December 31, 2019
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,721,744	$6,694,715
On-campus participating properties, net	69,281	75,188
Investments in real estate, net	6,791,025	6,769,903

Cash and cash equivalents	54,017	54,650
Restricted cash	19,955	26,698
Student contracts receivable, net	11,090	13,470
Operating lease right of use assets [1]	457,573	460,857
Other assets [1]	197,500	234,176

Total assets	$7,531,160	$7,559,754

Liabilities and equity

Liabilities:
Secured mortgage and bond debt, net	$646,827	$787,426
Unsecured notes, net	2,375,603	1,985,603
Unsecured term loans, net	199,473	199,121
Unsecured revolving credit facility	371,100	425,700
Accounts payable and accrued expenses	85,070	88,411
Operating lease liabilities [2]	486,631	473,070
Other liabilities [2]	185,352	157,368
Total liabilities	4,350,056	4,116,699

Redeemable noncontrolling interests	24,567	104,381

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,375	1,373
Additional paid in capital	4,472,170	4,458,456
Common stock held in rabbi trust	(3,951)	(3,486)
Accumulated earnings and dividends	(1,332,689)	(1,144,721)
Accumulated other comprehensive loss	(22,777)	(16,946)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,114,128	3,294,676
Noncontrolling interests – partially owned properties	42,409	43,998
Total equity	3,156,537	3,338,674

Total liabilities and equity	$7,531,160	$7,559,754

1.For purposes of calculating net asset value ("NAV") at December 31, 2020, the company excludes other assets of approximately $2.6 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.
2.For purposes of calculating NAV at December 31, 2020, the company excludes other liabilities of approximately $48.3 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
Owned properties [1]	$217,311	$238,908	$818,298	$877,565
On-campus participating properties	9,710	11,558	29,906	36,346
Third-party development services	2,012	662	7,543	13,051
Third-party management services	3,168	3,818	12,436	12,936
Resident services	757	889	2,401	3,144
Total revenues	232,958	255,835	870,584	943,042

Operating expenses (income)
Owned properties	93,713	95,896	378,454	390,664
On-campus participating properties	3,164	3,443	13,521	15,028
Third-party development and management services	5,455	5,786	21,700	19,915
General and administrative [2]	8,311	8,486	36,874	31,081
Depreciation and amortization	67,724	68,546	267,703	275,046
Ground/facility leases	3,480	4,151	13,513	14,151
(Gain) loss from disposition of real estate, net	—	(229)	(48,525)	53
Provision for impairment [3]	—	14,013	—	17,214
Total operating expenses	181,847	200,092	683,240	763,152

Operating income	51,111	55,743	187,344	179,890

Nonoperating income (expenses)
Interest income	363	831	2,939	3,686
Interest expense	(28,500)	(28,855)	(112,507)	(111,287)
Amortization of deferred financing costs	(1,368)	(1,347)	(5,259)	(5,012)
(Loss) gain from extinguishment of debt [4]	—	—	(4,827)	20,992
Other nonoperating income [5]	3,243	—	3,507	—
Total nonoperating expenses	(26,262)	(29,371)	(116,147)	(91,621)

Income before income taxes	24,849	26,372	71,197	88,269
Income tax provision	(216)	(524)	(1,349)	(1,507)
Net income	24,633	25,848	69,848	86,762
Net loss (income) attributable to noncontrolling interests	174	(1,128)	2,955	(1,793)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$24,807	$24,720	$72,803	$84,969
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	1,837	1,983	(5,831)	(12,549)
Comprehensive income	$26,644	$26,703	$66,972	$72,420

Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic	$0.18	$0.18	$0.51	$0.61

Diluted	$0.18	$0.18	$0.51	$0.60

Weighted-average common shares outstanding

Basic	137,632,091	137,404,752	137,588,964	137,295,837

Diluted	138,725,378	138,372,433	138,710,430	138,286,778

1.Refer to page Table 4 for more detail regarding the impact of the COVID-19 pandemic on revenues for our same store portfolio.
2.General and administrative expenses for the twelve months ended December 31, 2020 include $1.1 million related to the settlement of a litigation matter.
3.The three and twelve months ended December 31, 2019 amounts represent a non-cash impairment charge for an intangible asset related to a property tax incentive arrangement at one owned property. The twelve months ended December 31, 2019 amount also includes an impairment charge recorded in March 2019 concurrent with the classification of one owned property as held for sale.
4.The twelve months ended December 31, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020. The twelve months ended December 31, 2019 amount represents the gain on the extinguishment of debt associated with a property that was transferred to the lender in settlement of the property's mortgage loan in July 2019.
5.In October 2020, the company received full repayment of the outstanding balance of a loan receivable, including accrued interest, totaling $55.0 million. As a result of the early repayment of the note, the company recorded a gain totaling $2.1 million which is included in other nonoperating income on the accompanying consolidated statements of comprehensive income. The loan was acquired in 2013 and generated annual interest income of approximately $2.9 million prior to its repayment. The three and twelve months ended December 31, 2020 also include a gain of $1.1 million related to the settlement of a litigation matter.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$24,807	$24,720	$72,803	$84,969
Noncontrolling interests' share of net (loss) income	(174)	1,128	(2,955)	1,793

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss (income)	272	(1,030)	3,259	(1,398)
JV partners' share of depreciation and amortization	(1,911)	(2,156)	(7,747)	(8,644)
	(1,639)	(3,186)	(4,488)	(10,042)

(Gain) loss from disposition of real estate	—	(229)	(48,525)	53
Elimination of provision for real estate impairment	—	—	—	3,201
Total depreciation and amortization	67,724	68,546	267,703	275,046
Corporate depreciation [1]	(818)	(1,200)	(3,450)	(4,728)
FFO attributable to common stockholders and OP unitholders	89,900	89,779	281,088	350,292
Elimination of operations of on-campus participating properties ("OCPPs")
Net income from OCPPs	(3,510)	(4,449)	(3,716)	(6,587)
Amortization of investment in OCPPs	(2,050)	(2,046)	(8,015)	(8,380)
	84,340	83,284	269,357	335,325
Modifications to reflect operational performance of OCPPs
Our share of net cashflow [2]	(273)	1,004	1,359	3,067
Management fees and other	727	652	1,873	2,249
Contribution from OCPPs	454	1,656	3,232	5,316

Transaction costs [3]	—	451	—	598
Elimination of loss (gain) from extinguishment of debt [4]	—	—	4,827	(20,992)
Elimination of provision for impairment of intangible asset [5]	—	14,013	—	14,013
Elimination of litigation settlements [6]	(1,100)	—	—	—
Elimination of gain from early repayment of loan receivable [7]	(2,136)	—	(2,136)	—
Elimination of FFO from property in receivership [8]	—	—	—	1,912
Stockholder engagement and other proxy advisory costs [9]	215	—	215	—
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$81,773	$99,404	$275,495	$336,172

FFO per share – diluted	$0.65	$0.65	$2.02	$2.52

FFOM per share – diluted	$0.59	$0.72	$1.98	$2.42

Weighted-average common shares outstanding - diluted	139,229,095	138,876,150	139,214,147	138,860,311

1.Represents depreciation on corporate assets not added back for purposes of calculating FFO.
2. 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2). During the three months ended December 31, 2020, the company waived its right to one property's 50% share of the net cash flow for the 2019/2020 academic year, which resulted in a $0.6 million reversal of contribution from OCPPs.
3.The three and twelve months ended December 31, 2019 amounts represent transaction costs incurred in connection with the closing of presale development transactions.
4.The twelve months ended December 31, 2020 amount represents the loss associated with the January 2020 redemption of the Company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020. The twelve months ended December 31, 2019 amount represents the gain on the extinguishment of debt associated with a property that was transferred to the lender in settlement of the property's mortgage loan in July 2019.
5.Represents a non-cash impairment charge for an intangible asset related to a property tax incentive arrangement at one owned property.
6.The three months ended December 31, 2020 amount represents a $1.1 million gain associated with the settlement of a litigation matter, which is included in other nonoperating income on the accompanying consolidated statements of comprehensive income. The twelve months ended December 31, 2020 amount represents the gain recorded during the fourth quarter 2020, offset by litigation settlement expense of $1.1 million recorded in the first quarter 2020 for another matter which is included in general and administrative expenses in the accompanying consolidated statements of comprehensive income. For purposes of calculating FFOM for the twelve months ended December 31, 2020, the two amounts offset each other for a net effect of $0.
7.In October 2020, the company received full repayment of the outstanding balance of a loan receivable, including accrued interest, totaling $55.0 million. As a result of the early repayment of the note, the company recorded a gain totaling $2.1 million which is included in other nonoperating income on the accompanying consolidated statements of comprehensive income. The loan was acquired in 2013 and generated annual interest income of approximately $2.9 million prior to its repayment.
8.Represents FFO for an owned property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.
9.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders’ meeting.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Owned properties revenues
Same store properties [2]	$204,068	$224,328	$(20,260)	(9.0%)	$775,929	$841,523	$(65,594)	(7.8%)
New properties	14,000	10,583	3,417		42,069	15,693	26,376
Sold and held for sale properties [3]	—	4,886	(4,886)		2,701	23,493	(20,792)
Total revenues [4]	$218,068	$239,797	$(21,729)	(9.1%)	$820,699	$880,709	$(60,010)	(6.8%)
Owned properties operating expenses
Same store properties	$88,378	$90,237	$(1,859)	(2.1%)	$359,553	$371,926	$(12,373)	(3.3%)
New properties	5,254	3,608	1,646		17,520	7,400	10,120
Other [5]	81	128	(47)		364	338	26
Sold and held for sale properties 3 6	—	1,923	(1,923)		1,017	11,000	(9,983)
Total operating expenses	$93,713	$95,896	$(2,183)	(2.3%)	$378,454	$390,664	$(12,210)	(3.1%)
Owned properties net operating income
Same store properties	$115,690	$134,091	$(18,401)	(13.7%)	$416,376	$469,597	$(53,221)	(11.3%)
New properties	8,746	6,975	1,771		24,549	8,293	16,256
Other [5]	(81)	(128)	47		(364)	(338)	(26)
Sold and held for sale properties 3 6	—	2,963	(2,963)		1,684	12,493	(10,809)
Total net operating income	$124,355	$143,901	$(19,546)	(13.6%)	$442,245	$490,045	$(47,800)	(9.8%)

1.The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2020 and 2019, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of December 31, 2020. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.
2.The most significant impacts to our same store property revenues resulting from COVID-19 are as follows:
–Approximately $1.5 million and $18.7 million in rent refunds and/or early lease terminations was provided to tenants at our on-campus ACE properties and certain off-campus residence halls during the three and twelve months ended December 31, 2020, respectively;
–Approximately $0.9 million and $13.6 million in rent was forgiven during the three and twelve months ended December 31, 2020, respectively, as part of our Resident Hardship Program for residents and families at our same store properties who experienced financial hardship due to COVID-19;
–Approximately $3.7 million and $19.5 million of the decrease during the three and twelve months ended December 31, 2020, respectively, as compared to the prior year was a result of lost summer camp and conference revenue, waived fees, an increase in the provision for uncollectible accounts resulting from rent delinquencies, and other items;
–Approximately $18.6 and $27.2 million of the decrease in revenues as compared to the amount initially anticipated prior to the impact of COVID-19 for the three months and twelve months ended December 31, 2020, respectively, was due to the decrease in occupancy from the Academic Year 2020-2021 lease-up.
3.Includes properties sold in 2019 and 2020 and one property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.
4.Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.
5.Includes professional fees related to the operation of consolidated joint ventures that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to Table 2).
6.Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
Outlook - Summary (Q1 2021) 1
(dollars in thousands, except share and per share data)

	Low	High

Net income	$12,400	$15,600
Noncontrolling interests' share of net income	300	300

Joint Venture ("JV") partners' share of FFO
JV partners' share of net income	(300)	(300)
JV partners' share of depreciation and amortization	(1,900)	(1,900)
	(2,200)	(2,200)

Total depreciation and amortization	67,800	67,800
Corporate depreciation	(800)	(800)
FFO	77,500	80,700

Elimination of operations from on-campus participating properties ("OCPPs")	(4,800)	(4,800)
Contribution from OCPPs	1,100	1,100
Stockholder engagement and other proxy advisory costs [2]	900	900
Funds from operations - modified ("FFOM")	$74,700	$77,900

Net income per share - diluted	$0.09	$0.11

FFO per share - diluted	$0.56	$0.58

FFOM per share - diluted	$0.54	$0.56

Weighted-average common shares outstanding - diluted	139,576,200	139,576,200

1.The company believes that the financial results for the three months ended March 31, 2021 may be affected by a number of factors, many of which are directly related to the ongoing financial impacts associated with COVID-19. Such factors include:
•national and regional economic trends and events;
•the level of lease terminations, rent refunds, and/or abatements granted to student and commercial tenants;
•economic hardship experienced by student and commercial tenants and its ultimate effect on rent collections and thus the provision for uncollectible accounts;
•canceled or delayed third-party development projects;
•reduced revenues at our third-party managed properties resulting in reduced third-party management fee income;
•the ability of the company to replace any short-term leases expiring through March 31, 2021;
•the impact of any stimulus payments that may be received by the company, our tenants, and/or our University partners under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and any future similar governmental actions;
•any increase in, or reduction to, operating expenses as a result of COVID-19;
•the amount of leasing and related fees earned for the 2021-2022 academic year, which are affected by the timing and velocity of the company’s leasing process;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned development projects;
•university enrollment, funding and policy trends;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.
2.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.

Category: Earnings
CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000